ASSIGNMENT AGREEMENT

This Assignment Agreement, dated the 20th day of May, 2019 is entered into by and between John R. Loftus (“Contributor”) and N10TR, LLC, a Delaware limited liability company (“N10TR”), and is being delivered pursuant to that certain Contribution Agreement between the Contributor and N10TR dated May 20, 2019 (the “Contribution”).

For good and valuable consideration as set forth in the Contribution, the receipt and sufficiency of which are hereby acknowledged, effective as of the date hereof:

1. Transfer. Contributor hereby transfers, assigns, conveys and delivers to N10TR all of Contributor’s right, title and interest in and to the 12,814,727 shares of DGSE Companies, Inc. common stock owned by Loftus (the “Stock”) and Loftus’s registration rights relative to the Stock (the “Registration Rights”) (the Stock and Registration Rights are collectively referred to as the ““Contributed Assets”), free and clear of all liens. N10TR hereby accepts and acquires from Contributor such Contributed Assets.

2. Further Assurances. If Contributor or N10TR consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in N10TR, its right, title or interest in, to or under any or all of the Contributed Assets, then Contributor or N10TR, as the case may be, will execute and deliver all such deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Contributor or N10TR, as the case may be, in order to vest, perfect or confirm any and all right, title and interest in, to and under such Contributed Assets in N10TR.

3. Governing Law. The validity and construction of this agreement will be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws that would require the application of another jurisdiction’s laws.

IN WITNESS WHEREOF, the undersigned have caused this Assignment Agreement to be executed effective as of the date first written above.

JOHN R. LOFTUS

/s/ John R. Loftus

N10TR, LLC

By:	/s/ John R. Loftus
John R. Loftus, President